Exhibit 99.2.3

Google Employees Tom and Sally

Employee stock options give the employee the right to buy a certain number of shares of company stock at a set price, often called the strike price. For example, an employee might be given 100 options with a strike price of one dollar per share, vesting over four years. That grant entitles the employee to exercise vested options to buy company stock at that price, regardless of what the stock is trading at in the open market. Typically, stock options have value when the price of the stock in the open market has become greater than the strike price, meaning that when the options vest, the employee can buy the stock at the strike price and then sell the stock at the higher open market price. Employees may either exercise the options (buy stock at the strike price) and hold that stock, exercise the option and then sell that stock, or simply hold the vested option for as long as they like (for as long as the life of the option, the length of which is set when the options are granted).

Here’s a hypothetical example of how the Google Transferable Stock Option (TSO) program would affect a couple of Google employees we’ll call Tom and Sally.

Let’s assume…

•	Tom and Sally each own 100 options with a strike price of $400 per share

•	All of the options are vested

•	Google stock is trading at $500 per share in the open market

Sally debates whether to exercise her options in the traditional manner or take advantage of the added choice in the new TSO program that allows her to sell the options to a financial institution. Using a special employee website for the TSO program, she sees the highest bid from the participating financial institutions, which is $150 per option. She compares this to what she would receive if she exercised her options and sold the underlying shares the traditional way, which is $100 per option (calculated by taking the current $500 market price and subtracting the $400 strike price). Since she is better off under the TSO program, she sells all 100 options under the TSO program and makes $15,000 (before taxes).

Tom didn’t compare the gains he could make under the new program with what he could make exercising and selling his options in the traditional manner. So, he decides to exercise his options and sell the stock. In doing so, he earns $100 per share, or $10,000 total (before taxes), which is $5,000 less than Sally.

This example shows how the TSO program can provide an opportunity to earn a premium for employee stock options.

Google Inc.

December 12, 2006

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**	Disclaimer: The hypothetical above is not reflective of actual events. This is not to be construed as being specific financial or investment advice. Your best course of action must be decided by you, based on your own individual circumstances. Google makes no recommendation or endorsement with respect to any course of action.

Google may file a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Google has filed with the SEC for more complete information about Google and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Google will arrange to send you the prospectus after filing if you request it by calling toll-free 1-866-468-4664 or sending an e-mail to investors@google.com.

Google Inc.

December 12, 2006

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